Exhibit 10.44

Vanguard Car Rental Group Inc.
Long Term Incentive Plan

INTRODUCTION

The purpose of the Plan is to aid the Company in recruiting and retaining employees of outstanding ability and to motivate such employees to exert their best efforts on behalf of the Company by providing incentives through the granting of Awards.  The Company expects that it will benefit from the added interest which such employees will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

ARTICLE I.

DEFINITIONS

The following definitions shall govern this Plan:

A.    Award: With respect to a Performance Period, the right to receive an award upon satisfaction of the Performance Criteria pursuant to the terms of the Award Agreement and the Plan.

B.    Award Agreement: an agreement provided by the Company to the Participant which outlines certain terms, including the potential amount of a Participant’s Award.

C.    Board:  The Board of Directors of the Company.

D.    Cause:  with respect to a Participant, as determined by the Committee or board of directors of the subsidiary or affiliate which employs the Participant in its reasonable judgment, (a) the Participant’s continued failure to substantially perform the Participant’s duties, (b) the Participant’s willful misconduct or gross negligence in connection with the performance of the Participant’s duties, (c) the Participant’s material acts of dishonesty, misconduct or insubordination, (d) the Participant’s commission of a felony or (e) the Participant engaging in any act that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the Company or applicable subsidiary or affiliate, their officers, directors, stockholders or employees; provided that, in the event a Participant is subject to an employment agreement or other agreement with the Company or applicable subsidiary or affiliate that contains a definition of “Cause,” Cause under the Plan shall have the meaning in such agreement.

E.     Change of Control: (i) sale of all or substantially all of the assets of the Company to a Person or Group (each as defined in the Securities Exchange Act of 1934, as amended) who is not an affiliate of Cerberus Capital Management L.P. (“Cerberus”), (ii) a sale by the Company, Cerberus or any of their respective affiliates resulting in more than 50% of the voting stock of the Company being held by a Person or Group that does not include Cerberus or any of its affiliates or (iii) a merger or consolidation of the Company into another Person which is not an affiliate of Cerberus; if and only if any such event listed in (i) through (iii) above results in the inability of Cerberus to elect a majority of the Board of Directors of the Company or of the resulting entity.

F.     Committee:  The Compensation Committee of the Board.

G.    Company:  Vanguard Car Rental Group Inc.

H.    Code: The U.S. Internal Revenue Code of 1986, as amended.

I.      Determination Date: For each Award, the last day of the Performance Period to which such Award relates.

J.     Disability: With respect to a Participant, a determination by the Committee or board of director of the subsidiary or affiliate which employs the Participant in its reasonable judgment that such Participant is unable to perform his or her job as a result of a physical or mental impairment sufficient to prevent the Participant from performing the essential functions of his or her position, even after a reasonable accommodation.

K.    Effective Date: The date that the Plan is adopted by the Committee.

L.     Fair Market Value: On any day, with respect to common stock which is (a) listed on a United States securities exchange, the last sales price of such stock on such day on the largest United States securities exchange on which such stock shall have traded on such day, or if such day is not a day on which a United States securities exchange is open for trading, on the immediately preceding day on which such securities exchange was open, (b) not listed on a United States securities exchange but is included in The NASDAQ Stock Market System (including The NASDAQ National Market), the last sales price on such system of such stock on such day, or if such day is not a trading day, on the immediately preceding trading day, or (c) neither listed on a United States securities exchange nor included in The NASDAQ Stock Market System, the fair market value of such stock as determined from time to time by the Committee in good faith in its sole discretion.

M.   IPO:  An initial public offering of common equity securities of the Company.

N.    Participant: An employee of the Company who has been granted an Award pursuant to the Plan.

O.    Performance Criteria: A performance measure, such as Operating Cash Flows, Operating Income, EBITDA, EBIT, Net Income, Net Income per Share and Return on Investment, determined by the Committee, set forth in an Award Agreement and used by the Committee to determine the value of an Award.

P.     Performance Period:  The three year period beginning on January 1 of each calendar year, as designated by the Committee in an Award Agreement.

Q.    Plan:  This Vanguard Car Rental Group Inc. Long Term Incentive Plan.

R.    Regulations: U.S. Treasury Regulations promulgated under the Code and other guidance of general applicability that is issued thereunder, including guidance issued by the Secretary of the U.S. Treasury and the U.S. Internal Revenue Service.

ARTICLE II.

ADMINISTRATION

The Plan shall be administered by the Committee.  The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan.  The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable.  Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).  The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

ARTICLE III.

AWARD

The Committee, in its sole and absolute discretion, shall designate those employees of the Company who shall be granted an Award with respect to such Performance Period.  The Award shall be evidenced by an Award Agreement which shall set forth (i) the potential amount of the Award, (ii) the Performance Period, (iii) the Performance Criteria used and (iv) such other terms and conditions of such Award as determined by the Committee.

ARTICLE IV.

PAYMENT

A.            Determination of Award.  As of the Determination Date of each Performance Period, the Committee shall determine the actual amount of the Award based on the satisfaction of the Performance Criteria of such Award.

B.            Payment of Awards.  In order to be eligible to receive any payment with respect to an Award, the Participant must be employed by the Company on the Determination Date of such Award.

C.            Termination of Employment.  If a Participant’s employment is terminated for any reason prior to the Determination Date of an Award, the Participant shall forfeit the Award without the payment of consideration.  Notwithstanding the foregoing, if the Participant’s employment terminates prior to the Determination Date of an Award (i) due to the Participant’s death or Disability or (ii) due to the Company’s termination of the Participant’s employment with the Company or its subsidiaries or affiliates without Cause, the Participant shall be entitled to a pro rata portion of the Award, based on the satisfaction of the Performance Criteria, as determined by the Committee, through the date of such termination, payable when such Award would otherwise have been payable if the Participant’s employment did not terminate.  The pro rata portion of such Award shall be determined by multiplying the amount of the Award by a fraction, the numerator of which is the number of days that have lapsed in the Performance Period and the denominator of which is the total number of days in the Performance Period.(1)

D.            Change of Control.  Notwithstanding the foregoing, in the event of a Change of Control during the Performance Period of an Award, the Participant shall be entitled to a pro rata portion of the Award, based on the satisfaction of the Performance Criteria, as determined by the Committee, through the date of such Change of Control.  The pro rata portion of such Award shall be determined by multiplying the amount of the Award by a fraction, the numerator of which is the number of days that have lapsed in the Performance Period and the denominator of which is the total number of days in the Performance Period.  The Award, if any, shall be payable upon, or as soon as practicable following, the consummation of such Change of Control.

E.             Payment Date.  Except as otherwise provided herein, payments made with respect to an Award shall be made in the year following the relevant Determination Date as soon as practicable following the Company’s receipt of the Company’s audited financial statements from the Company’s outside auditors with respect to the year ending on such Determination Date.

F.             Method of Payment.  In the event that any amounts are payable hereunder to a Participant, they shall be paid to the Participant by check or wire payment; provided, however, that, following an IPO, amounts payable under the Plan may, in the sole discretion of

(1)          Consider whether, given the cyclical and seasonal nature of the business, this pro rata formulation makes sense.

the Committee, be paid in publicly traded shares of the Company (any such shares valued at Fair Market Value) or partly in cash and partly in such shares.

G.            Withholding.  All Awards shall be subject to withholding and to such other deductions as shall at the time of payment or other applicable time be required under the tax or other law, whether of the United States or any other jurisdiction.

ARTICLE V.

GENERAL CREDITOR

A.            General Creditor.  The Company shall not maintain any separate fund to provide any benefits hereunder, and a Participant (and his or her beneficiary) shall be solely a general creditor of the Company with respect to any rights derived by the Participant from the existence of this Plan or the existence or an Award.

B.            Assets.  The sole interest of a Participant and any beneficiary under the Plan shall be to receive the benefits provided herein as and when they become due and payable in accordance with the terms hereof and of the Award Certificate, and neither the Participant nor any person claiming under or through him or her shall have any right, title or property interest whatsoever in any specific assets of the Company.  Title to and beneficial ownership of any assets, whether cash, investments, life insurance policies or other assets which the Committee may earmark to pay an Award hereunder, shall at all times remain in the Company.

ARTICLE VI.

MISCELLANEOUS

A.            Transfer.  Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant other than by will or by the laws of descent and distribution.  An Award payable after the death of a Participant shall be paid to the legatees, personal representatives or distributees of the Participant.

B.            Amendment or Termination.  The Committee may, at any time and from time to time, amend the terms and provisions of this Plan or terminate this Plan; provided that, except as provided in the following paragraph, no such amendment or termination shall adversely affect an Award granted prior to the date of such amendment or termination or impair the Company’s obligation to make payment of the amounts then payable under the terms of the Plan.

C.            Section 409A.  At all times, this Plan shall be operated in accordance with the requirements of Section 409A of the Code and the Regulations thereunder.  Any action that may be taken (and, to the extent possible, any action actually taken) by the Company or a Participant shall not be taken (or shall be void and without effect), if such action would cause any amount paid under the Plan to be subject to any tax under Section 409A of the Code and the Regulations thereunder.  Any provision in this Plan that is determined to cause a Participant to be subject to any tax under Section 409A of the Code and the Regulations thereunder shall be void and without effect.  In addition, any provision that is required by Section 409A of the Code and the Regulations thereunder to appear in this Plan that is not expressly set forth shall be deemed to be set forth herein, and this Plan shall be administered in all respects as if such provision were expressly set forth.

D.            No Guarantee of Employment or Awards.  The granting of an Award under the Plan shall impose no obligation on the Company or its subsidiaries or affiliates to continue the employment of a Participant and shall not lessen or affect the Company’s or its subsidiaries’ or affiliates’ right to terminate the employment of such Participant.  No Participant or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards.  The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

E.             Not “Compensation” for Other Purposes.  Any amount payable under this Plan (or the actuarial or net present value of any such payments) shall not be deemed salary or other compensation to a Participant for purposes of any qualified retirement plans maintained by the Company or for purposes of any other fringe benefit arrangement of the Company, except to the extent otherwise provided in any such qualified retirement plan or other fringe benefit arrangement.

F.             Construction.  This Plan shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflicts of laws provisions thereof.

G.            Effectiveness.  The Plan shall be effective as of the Effective Date.